EXHIBIT 99.1

Innovation Pharmaceuticals Phase 2 Oral Mucositis Trial Additional Data Show Brilacidin-OM Demonstrated A Significant Reduction in the Incidence of Severe Oral Mucositis in Patients with Head and Neck Cancer (HNC) Receiving Aggressive Chemotherapy Regimen

BEVERLY, MA – April 9, 2018 (GLOBE NEWSWIRE) Innovation Pharmaceuticals, (OTCQB:IPIX) (“the Company”), a clinical stage biopharmaceutical company, is pleased to report further data analysis from its successfully completed Phase 2 clinical trial of Brilacidin-OM (see NCT02324335) for the indication of decreasing the incidence of Severe Oral Mucositis (SOM) in Head and Neck Cancer (HNC) patients receiving chemoradiation.

Brilacidin-OM Subgroup Analysis (by Chemotherapy Regimen)

Brilacidin-OM was more effective in decreasing the incidence of SOM in HNC patients receiving the more aggressive chemotherapy regimen—cisplatin administered in a higher concentration (80-100 mg/m2), every 21 days—as compared to lower concentrations of cisplatin (30-40 mg/m2) administered weekly.

For the Modified Intent-to-Treat (mITT) population, Brilacidin-OM in the aggressive chemotherapy regimen reduced the incidence of SOM by 65.0% ([incidence control- incidence active]/incidence control) as compared with placebo (Brilacidin: 25.0%; placebo: 71.4%; p=0.0480). For the Per Protocol (PP) population, Brilacidin-OM in the aggressive chemotherapy regimen similarly reduced the incidence of SOM by 80.3% as compared with placebo (Brilacidin: 14.3%; placebo: 72.7%; p=0.0249). Treatments appeared well-tolerated with good safety.

These data, with additional analysis forthcoming based on the Clinical Study Report, further support Brilacidin’s potential as a promising, and clearly differentiated, late-stage OM drug candidate and will help inform the planning and design of future trials. Brilacidin-OM is being developed under FDA Fast Track Designation.

“We are delighted to see Brilacidin-OM demonstrate such high, statistically significant efficacy in patients receiving aggressive treatment for HNC,” said Arthur P. Bertolino, MD, PhD, MBA, President and Chief Medical Officer at Innovation Pharmaceuticals. “Reducing incidence of SOM sets the gold standard and is key to capturing the large HNC market currently lacking any approved drugs. With this new expanded information on the effectiveness of Brilacidin-OM, coupled with our previously reported successful primary results, we think our novel compound continues to raise the bar as the leading SOM drug in development.”

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About the Company

Headquartered in Beverly, Massachusetts, Innovation Pharmaceuticals Inc. (IPI) is publicly-traded under the company symbol “IPIX”. The Company is a clinical stage biopharmaceutical company developing innovative therapies in multiple diseases. The Company believes it has a world-class portfolio of first-in-class lead drug candidates and is now advancing them toward market approval, while actively seeking strategic partnerships. The Company’s Psoriasis drug candidate Prurisol completed a Phase 2 trial and the Company has since conducted a Phase 2b study, with topline results expected in 2Q2018. Prurisol is a small molecule that acts through immune modulation and PRINS reduction. The Company’s anti-cancer drug Kevetrin successfully concluded a Phase 1 clinical trial at Harvard Cancer Centers’ Dana Farber Cancer Institute and Beth Israel Deaconess Medical Center and, more recently, a Phase 2 study in Ovarian Cancer. In the laboratory, Kevetrin has been shown to modulate p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations. Brilacidin, a defensin mimetic compound, has shown in an animal model to reduce the occurrence of severe ulcerative Oral Mucositis (OM) by more than 94% compared to placebo. The Company has recently completed a Phase 2 clinical trial with its novel compound Brilacidin-OM for the prevention of OM in patients with Head and Neck Cancer; topline results demonstrate a reduction in the incidence of severe OM (WHO Grade ≥ 3). The Company’s lead antibiotic, Brilacidin, has completed a Phase 2b trial for Acute Bacterial Skin and Skin Structure Infection, or ABSSSI. The Phase 2b data showed a single dose of Brilacidin to deliver comparable clinical outcomes to the FDA-approved seven-day dosing regimen of daptomycin. Brilacidin has the potential to be a single-dose therapy for certain multi-drug resistant bacteria (“superbugs”). Positive results were also seen in the completed Phase 2, open label Proof-of-Concept trial, treating patients with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS), two types of Inflammatory Bowel Disease (IBD). The Company has formed research collaborations with world-renowned research institutions in the United States and Europe, including MD Anderson Cancer Center, Beth Israel Deaconess Medical Center, and the University of Bologna. More information is available on the Company website at www.IPharmInc.com.

Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning projected timelines for the initiation and completion of clinical trials, our future drug development plans, other statements regarding future product developments, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT

Innovation Pharmaceuticals

Leo Ehrlich

info@IPharmInc.com

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